Exhibit 3.3
CERTIFICATE OF LIMITED PARTNERSHIP
OF
ALTA MESA HOLDINGS, LP
a Texas limited partnership

1.	Name of Partnership:	Alta Mesa Holdings, LP

2.	Address of Principal Office:	6200 Highway 6 South, Suite 201
Houston, Texas 77083

3.	Name and Address of
Registered Agent and
	Registered Office:	Harlan H. Chappelle
6200 Highway 6 South, Suite 201
Houston, Texas 77083

4.	General Partner:

	Name:	Alta Mesa Holdings GP, LLC

	Mailing Address:	6200 Highway 6 South, Suite 201
Houston, Texas 77083

	Street Address:	6200 Highway 6 South, Suite 201
Houston, Texas 77083

5.	Other Matters:	The General Partner has determined not to include
any other matters.
EXECUTED on the 26 day of September, 2005.

GENERAL PARTNER: Alta Mesa Holdings GP, LLC, a Texas limited liability company
By:	/s/ Michael E. Ellis
Michael E. Ellis,
Manager